Calculation of Filing Fee Tables
S-8
LA-Z-BOY INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $1.00 par value per share	Other	3,090,000	$ 39.69	$ 122,642,100.00	0.0001476	$ 18,101.97
Total Offering Amounts:						$ 122,642,100.00		$ 18,101.97
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 18,101.97
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the ''Securities Act''), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the La-Z-Boy Incorporated 2024 Omnibus Incentive Plan (the ''2024 Plan'') by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant's Common Stock, as applicable. (2) Amount of Registration Fee estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $39.69 per share, the average of the high and low prices of the Registrant's Common Stock on August 22, 2024 as reported on the New York Stock Exchange. (3) Amount registered represents shares of the Registrant's Common Stock which shall become available for issuance under the 2024 Plan.